UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 5, 2021

Date of Report

Q BioMed Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-55535	46-4013793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY	10017
(Address of principal executive offices)	(Zip Code)

(212) 588-0022

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01  Entry into a Material Definitive Agreement.

On May 5, 2021, we entered into an agreement with Aedesius Holdings Ltd. (“Aedesius”) pursuant to which we have agreed with Aedesius that we would sell them up to 16,000,000 units (the “Units”) of our company for a total aggregate of up to $20,000,000. Pursuant to the Agreement, we will sell each Unit for $1.25. Aedesius is required to purchase a minimum of 4,000,000 Units, for an aggregate purchase price of $5,000,000, by June 30, 2021 and may purchase up to an additional 12,000,000 Units for $15,000,000, and an aggregate of $20,000,000 of total gross proceeds, by September 30, 2021. If the warrants are exercised by the expiry date of October 31, 2021, the total investment into the company will be $30,000,000.

Each Unit consists of one share of our common stock and half a warrant (each whole warrant, a “Warrant”) to purchase a share of our common stock. The Warrants are exercisable until October 31, 2021. If we sell the minimum of Units in this offering, we will issue 2,000,000 warrants which, if exercised, would result in an additional $2,500,000 of gross proceeds. If we sell the maximum of Units in this offering, we will issue 8,000,000 warrants which, if exercised, would result in an additional $10,000,000 of gross proceeds. We intend to use the proceeds from this placement for general corporate purposes, and we may use some of the proceeds from the placement for the repurchase of outstanding shares of Series A preferred stock and shares of Series B preferred stock. It is a closing condition for the sale of the maximum 16,000,000 Units hereunder that we have no shares of Series A preferred stock or shares of Series B preferred stock outstanding.

We have granted Aedesius a right of first refusal to negotiate any proposed capital raise within six months of the date of the Agreement, provided that if Aedesius fully exercises the Warrants purchased hereunder, such right of first refusal shall be extended for an additional 18 months. The right of first refusal does not apply to a public offering of our securities if such public offering is for not more than $15 million and is conducted at a per share offering price of $1.50 or more.

We have further agreed that if Aedesius purchases 8,000,000 Units in the placement, we shall appoint one member of Aedesius to our Board of Directors.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 hereof is incorporated by reference into this Item 3.02.

The securities mentioned above were issued, or will be issued, in reliance on exemptions from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and Rule 506 of Regulation D promulgated under the Act.  This transaction qualified for exemption from registration because among other things, the transaction did not involve a public offering, the investor was an accredited investor and/or qualified institutional buyer, the investor had access to information about our company and its investment, the investor took the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Q BioMed Inc.

Date: May 10, 2021	By:	/s/ Denis Corin
	Name:	Denis Corin
	Title:	President and Chief Executive Officer